Quantitative Value Technologies,
LLC

Code of Ethics

February 2020

STANDARDS OF BUSINESS CONDUCT

Quantitative Value Technologies, LLC (the “Adviser”) recognizes that the Adviser and its supervised persons are placed in a position of trust by its Clients. Therefore, the fiduciary obligation owed to our Clients is the cornerstone of our Code of Ethics. Additionally, our core values are as follows:

Honesty

The Adviser and its supervised persons will act in a manner that is trustworthy, fair, ethical and transparent in all dealings with Clients and business partners.

Integrity

The Adviser and its supervised persons shall provide services to its Clients with integrity and high moral conduct. All dealings with Clients will be just. The Adviser and its supervised persons shall not use any false, deceitful or misleading statements in communicating with the customer or any other person. Neither the Adviser nor its supervised persons shall put their own personal gain or advantage above that of the Client. The Adviser and its supervised persons shall treat each Client’s property with the care required of a fiduciary.

Service

The Adviser and its supervised persons will serve its Clients to the best of its abilities in a diligent manner.

Excellence

The Adviser and its supervised persons will strive for excellence, providing competent and valuable service to Clients.

Accountability

The Adviser and its supervised persons are committed to taking collective responsibility for our failures as well as our successes.

The Adviser places the highest value on ethical conduct. Employees must recognize and act on their fiduciary obligation to each Client. This means that each employee shall act in the Client’s best interest at all times, and the Client’s interest shall always be placed ahead of personal or Adviser interest. Investment opportunities must be offered first to Clients before the Adviser or its employees may act on them. All supervised persons are required to comply with applicable Federal and state securities laws.

PROTECTION OF MATERIAL NON-PUBLIC INFORMATION

All employees of the Adviser are bound by the Adviser’s Privacy Policy and will not share or use material non-public information unless specifically authorized to do so. The Adviser expects that every employee will treat as confidential all information about the Adviser, its Clients and its business affairs. The obligations not to improperly use any information regarded as confidential by the Adviser (or any other party covered by this policy) continue after an employee is no longer employed by or associated with the Adviser.

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EMPLOYEE TRADING PROCEDURES

Purpose

The purpose of the employee trading procedures ("Procedures") is to govern the personal securities trades of "access persons" (as defined below) of the Adviser whose personal interests, in certain circumstances, may conflict with those of the Adviser. While the Adviser has full confidence in the integrity of all of its employees, officers and directors, it recognizes that certain of these persons have or may have knowledge of present or future Client transactions and, in certain circumstances, the power to influence transactions made by or for Clients. If such persons engage in personal transactions in securities that are eligible for investment by Clients, they could be in a position such that personal interests may conflict with the interests of Clients.

Definitions

"Access Person" means any Supervised Person who has access to nonpublic information regarding Clients' purchase or sale of securities, is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic. A Supervised Person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

"Beneficial Ownership" in a security under federal securities law generally means a direct or indirect pecuniary interest. An employee, for example, would be deemed to have a beneficial ownership of securities if he or she directly owns the securities, or if such person, by contract, arrangement, understanding or relationship, has sole or shared voting or investment power over the securities. An employee is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the employee’s household.

"Client" means any person that has entered into an investment management agreement with the Adviser.

"Control" means the power, directly or indirectly, to direct the management or policies of a company whether through ownership of securities, by contract, or otherwise.

“Employee” includes independent contractors who perform advisory functions on the Adviser’s behalf.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

"Reportable Security" means any Security except: direct obligations of the United States Government, money market instruments, money market funds, unit investment trusts invested solely in unaffiliated mutual funds, and open-end funds registered in the United States (unless the Adviser or an affiliate acts as the investment adviser or principal underwriter for the fund). NOTE:

"Security" means a stock or similar interest in various forms of business entities, and rights therein, as broadly defined in Section 2(a)(1) of the Securities Act of 1933, as amended.

"Supervised Person" means any of the Adviser’s partners, officers, directors, (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides advice on behalf of the adviser and is subject to the Adviser’s supervision and control.

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General Principles

These Procedures are based on the principle that employees of the Adviser owe a fiduciary duty to its Clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any Client or otherwise to take unfair advantage of their relationship with Clients. In recognition of this duty, the Adviser adopts the following general principles to guide the actions of its employees:

■	Employees have a duty at all times to place the interests of Clients first.

■	Employees have a duty to conduct all personal securities transactions in a manner consistent with these Procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.

■	Employees must refrain from actions or activities that allow profit or benefit from his or her position with respect to a Client, or that otherwise bring into question the employee’s independence or judgment.

■	All personal securities transactions by employees must be accomplished so as to avoid even the appearance of a conflict of interest with the Client.

Prohibitions

No employee shall, in connection with the purchase or sale by such person, of a Security held or to be acquired by any Client:

■	employ any device, scheme or artifice to defraud such Client;

■	make to such Client any untrue statement of a material fact or omit to state to such Client a material fact necessary in order to make the statements made not misleading;

■	engage in any act, practice, or course of business that would operate as a fraud or deceit upon such Client; or

■	engage in any manipulative practice with respect to such Client.

No employee shall reveal any proposed transactions in Securities by one Client to another Client, to any employee of the Adviser, or any other person, not authorized to have such knowledge.

Pre-Clearance of Certain Securities Transactions

No Access Person may invest in any Reportable Security, initial public offering (“IPO”), private placement, or other Limited Offering without first:

■	completing a Compliance Science Personal Trading Compliance Center (PTCC) Trade Request; and

■	receiving approval of the pre-clearance within the PTCC system from the Chief Compliance Officer or designee. Designees include the COO and other members of the compliance team.

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Pre-clearance of the above described transactions should be submitted via the Compliance Science Personal Trading Compliance Center (PTCC).

Transactions will generally not be approved if they involve a security to be traded by the Adviser the day of the request or the following day (unless trading has been completed for that day). Non- discretionary transactions that can be block traded with Adviser trades may be approved, however they still require pre-clearance.

If approval is granted the trade must be entered no later than the day following the day of the request. If the request cannot be filled within that time frame, then a new request must be made. If after approval but before the trade is placed, the requestor becomes aware of a pending trade or of material, non-public information regarding the security, then the trade may not be placed.

If the transaction will be a limit order then this should be noted within the PTCC system.

Automatic Pre-clearance Approvals

If an Access Person submits a pre-clearance request attempting to trade in a Reportable Security with a market capitalization of greater than $5 Billion (a large cap security) at the time of the trade, the PTCC system will automatically approve the trade.

Reporting

Each employee is required to submit the following reports to the Chief Compliance Officer for themselves and any immediate family member residing at the same address. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

Holdings Report:

Within ten (10) days of becoming an employee and at least annually thereafter, each employee must report the following information (the information must be current as of no more than 45 days prior to becoming an employee):

(1)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the employee had any direct or indirect Beneficial Ownership when the person became an employee;

(2)	The name of any broker, dealer or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee; and

(3)	The date the report is submitted by the employee.

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Quarterly Transaction Reports:

Within thirty (30) days of the end of each calendar quarter, each employee must report the following information (or provide brokerage statements or transaction confirmations that contain similar information):

With respect to any transaction during the quarter in a Reportable Security in which the employee had any direct or indirect Beneficial Ownership:

(1)	The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and the principal amount of each Reportable Security involved;

(2)	The nature of the transaction (i.e. purchase, sale);

(3)	The price of the Reportable Security at which the transaction was effected;

(4)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	The date that the report is submitted by the employee.

In addition, with respect to any account established by the employee during the applicable quarter each employee must report the following information:

(1)	The name of the broker, dealer or bank with whom the employee established the account;

(2)	The date the account was established; and

(3)	The date that the report is submitted by the employee.

Exceptions from Reporting Requirements. The following transactions are exempt from the reporting requirements:

■	Transactions effected pursuant to an automatic investment plan; and

■	Transactions in accounts over which the employee had no direct or indirect influence or control (i.e., discretionary account).

Employees must report the existence of these accounts and the exception on which they are relying. Any transactions independently directed by the employee must be reported according to the quarterly transaction reporting requirements.

Chief Compliance Officer Duties

The Chief Compliance Officer, or designee, will review and compare the reported transactions with:

■	securities listed on any watch or restricted list; and

■	transactions of Clients of the Adviser.

If the Chief Compliance Officer suspects that an employee has violated these Procedures, he shall investigate the alleged violation.

If the Chief Compliance Officer concludes that an employee has violated these Procedures, he shall submit a report of such violation, his investigation of such violation, and his recommendation of any action to be taken to address such violation, including, if appropriate, disciplinary action.

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REPORTING VIOLATIONS

Each employee is subject to disciplinary action, up to and including termination of employment, if he or she violates this Code of Ethics. If employees are aware of violations of applicable laws or this Code of Ethics, they must report that information to the Chief Compliance Officer immediately. If an employee does not feel comfortable reporting the information to the CCO, he or she should instead report it to the CEO or another member of the executive team. Any report of unethical behavior, violation of Adviser policies or this Code of Ethics will be treated in a confidential manner to the extent permitted by law. Any employee who, acting in good faith, reports a possible violation of any law, regulation or any policy related to this Code of Ethics will be protected from retaliation by the Adviser or its employees.

EDUCATION / TRAINING

Each newly hired or newly designated employee shall receive a copy of these Procedures and shall be required to certify within ten (10) days of receipt of such Procedures that he or she has read and understands the Procedures.

It is the Adviser's policy to require each employee to participate, at least annually, in a meeting at which compliance matters relevant to the particular employee are discussed. All employees will receive training on this Code of Ethics and will have the opportunity to ask questions regarding the policies set forth in this Code of Ethics.

CERTIFICATION

Every employee shall certify on an annual basis by signing the below certification that he or she has:

■	read and understands this Code of Ethics;

■	complied with this Code of Ethics; and

■	disclosed, pre-cleared, and reported all holdings/transactions in Securities consistent with the requirements of this Code of Ethics.

MUTUAL FUND

Cognios is the investment adviser to the Cognios Market Neutral Large Cap Fund and the Cognios Large Cap Value Fund (“the Mutual Funds”). On an annual basis, the Adviser will submit a written report to the Board of Trustees of the Mutual Funds describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or procedures and any sanctions imposed due to such violations; and certify that the Adviser has adopted procedures reasonably necessary to prevent employees from violating the Code of Ethics.

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BOOKS AND RECORDS

The following records shall be maintained by the Adviser for a period of not less than five (5) years:

■	A copy of this Code of Ethics and any amendments thereto;

■	Records of any violation of this Code of Ethics and actions taken by the Adviser in response to such violation;

■	Copies of employee reports, account statements and confirmations;

■	Copies of Cognios Limited Offering Prior Approval and Cognios Pre-Clearance Request forms;

■	Lists of all current and previous Access Persons and employees;

■	Employee Certifications; and

■	Records of training meetings, including materials and attendance lists.

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